UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2013

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Gregson Drive Cary, North Carolina	27511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 774-6700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2013, the Board of Directors of The Pantry, Inc. (the “Company”) appointed B. Clyde Preslar as the Company’s Senior Vice President and Chief Financial Officer, effective February 7, 2013.

Mr. Preslar joins the Company from RailAmerica, Inc., where he served since 2008 as Senior Vice President and Chief Financial Officer for the short line and regional freight railroad operator. Prior to RailAmerica, Inc., Mr. Preslar served as Executive Vice President and Chief Financial Officer at Cott Corporation, a manufacturer of non-alcoholic beverage products, and as Vice President and Chief Financial Officer and Secretary at snack food manufacturer Lance, Inc. Earlier in his career, he was Director of Financial Services for worldwide power tools at Black & Decker, and served as Director of Investor Relations at RJR Nabisco.

Mr. Preslar holds a bachelor’s degree in Business Administration and Economics from Elon College and a master’s degree in Business Administration from Wake Forest University. He serves on the Board of Directors of Alliance One International, Inc. and is a past Director of Forward Air Corporation.

In connection with his employment, Mr. Preslar entered into an employment agreement with the Company effective February 7, 2013 (the “Agreement”), a copy of which is attached hereto as Exhibit 10.1 and the terms and conditions of which are incorporated herein by reference. The initial term of the Agreement is  two years, subject to automatic renewal for successive one-year terms unless either party gives the other notice of non-renewal or the Agreement is otherwise terminated.

Under the Agreement, Mr. Preslar will receive an initial annual salary of $400,000,  subject to periodic increases in the discretion of the Company. Mr. Preslar will also be eligible to participate in all medical, dental, disability, insurance, 401(k), pension, vacation and other employee benefit and incentive plans made available to Company employees at Mr. Preslar’s level. In addition, Mr. Preslar will receive benefits provided for in the Company’s executive and senior officer relocation policy.

If Mr. Preslar’s employment is terminated by the Company for Cause (as defined in the Agreement) or by Mr. Preslar without cause or by notice of non-renewal, the Company’s obligation to compensate Mr. Preslar ceases on the date of termination except for amounts due at that time. If Mr. Preslar is terminated by the Company by notice of non-renewal or without Cause, then in addition to amounts due Mr. Preslar on the effective date of termination, Mr. Preslar will be entitled to receive, subject to the execution of a release, (i) if the Agreement is terminated during the first two years of employment, salary continuation for the greater of the number of months in the original term of the Agreement or twelve months, subject to reduction by the amount of compensation paid to him in connection with any employment, consultancy or self-employment (other than director‘s fees) during such period, (ii) if the Agreement is terminated after the first two years of employment, salary continuation for twelve months, subject to reduction by the amount of compensation paid to him in connection with any employment, consultancy or self-employment (other than director‘s fees) during such period; (iii) a prorated bonus for the fiscal year  in which termination occurs to the extent that the performance requirements are satisfied; (iii) health insurance continuation until the earlier of the date that is twelve months following the date of termination or until Mr. Preslar becomes eligible for comparable group health insurance coverage under the health plan of another employer.

If Mr. Preslar’s employment is terminated within eighteen months following a Change in Control (as defined in the Agreement) by the Company by notice of non-renewal, without Cause or with Cause (solely in the case of Cause related to substantial failure to perform duties) or by Mr. Preslar for Good Reason (as defined in the Agreement), then he will be entitled to receive in addition to amounts due on the effective date of termination (i) a lump sum severance payment equal to his monthly salary for twenty-four (24) months  plus two times his target bonus for the year in which termination occurs (subject to compliance with Section 409A of the Code), and (ii) health insurance for a period of twenty-four months from the termination date or until he becomes eligible for comparable coverage under health, life and disability plans of another employer.

The Agreement contains other terms and provisions that are customary for employment agreements of this nature, including a covenant prohibiting Mr. Preslar from, during his employment and for twelve months following the termination of his employment, participating in the convenience store business in North Carolina, South Carolina, Florida or any other state in which the Company owns or operates ten or more convenience stores on the date of termination of employment or soliciting the Company’s employees for employment.

The description of the Agreement, including the exhibits thereto, is qualified in its entirety by reference to the Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01       Financial Statement and Exhibits.

(d)            Exhibits

February
Exhibit No.	Description

10.1	Employment Agreement effective as of February 7, 2013 by and between B. Clyde Preslar and the Company
99.1	Press release dated January 10, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

	By:	/s/ Berry L. Epley
Berry L. Epley Vice President, Assistant Corporate Secretary & Controller

Date: January 11, 2013

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement effective as of February 7, 2013 by and between B. Clyde Preslar and the Company
99.1	Press release dated January 10, 2013